[Primark Logo and Letterhead]

                                                       NEWS
                                                       RELEASE

Contact: Vicki Van Mater, Corp. Comm., 703-790-7613
(vicki.vanmater@primark.com)
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       THOMSON AND PRIMARK RECEIVE U.S. DEPARTMENT OF JUSTICE
           REQUEST FOR ADDITIONAL INFORMATION ON THOMSON'S
                       ACQUISITION OF PRIMARK

TORONTO, ONTARIO, and WALTHAM, MA, June 28, 2000 - The Thomson Corporation (TSE: TOC) and Primark Corporation (NYSE/PCX: PMK) announced today that Thomson and Primark have received a request for additional information and documentary material from the Antitrust Division of the Department of Justice following from the DOJ's routine review of the proposed acquisition of Primark by Thomson.

The waiting period under the Hart-Scott-Rodino Act will expire ten days after Thomson substantially complies with the DOJ's request. Thomson and Primark intend to comply substantially and promptly with the request.

The Thomson Corporation (www.thomson.com), with 1999 revenues of US$5.8 billion, is a leading, global e-information and solutions company in the business and professional marketplace. The Corporation's common shares are listed on the Toronto and London Stock Exchanges.

Primark Corporation (www.primark.com), headquartered in Waltham, Massachusetts, is a $500 million global information services company that collects, integrates and delivers financial, and economic information. Through its premier brands, such as A-T Financial Information, Baseline, Disclosure, Datastream, Global Access, GlobalTOPIC, MarketEye, PIMS, WEFA, Worldscope and Vestek, Primark is at the forefront of the international investment information business. Primark serves financial, corporate and government decision-makers in 61 countries through 86 offices in 24 countries. Over 1,000 of Primark's 3,500 employees are engaged in the collection of financial and economic data.


THIS PRESS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON
THE CORPORATION'S CURRENT EXPECTATIONS AND ASSUMPTIONS AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO
MATERIALLY DIFFER FROM THOSE ANTICIPATED. SUCH RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND COMPETITIVE ACTIONS.

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